EXHIBIT A

ASGI AURORA OPPORTUNITIES FUND, LLC

AMENDMENT NO. 1 TO ADVISORY AGREEMENT

This amendment dated as of the 25th day of July, 2012 (herein called “this Amendment”) to the Advisory Agreement dated December 10, 2010 (the “Advisory Agreement”) between ASGI Aurora Opportunities Fund, LLC, a Delaware limited liability company (the “Fund”), and Alternative Strategies Group, Inc., a North Carolina corporation (the “Adviser”), is hereby made and executed by the undersigned.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Advisory Agreement.

WHEREAS, the parties have agreed to amend the Advisory Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration (the receipt and sufficiency of which are hereby irrevocably acknowledged), the parties hereby agree as follows:

1.           The fee payable to the Adviser by the Fund listed in Appendix A of the Advisory Agreement is hereby amended by deleting “1.00%” and replacing it with “1.25%”.

2.           The effective date of this Amendment shall be the later of (i) January 1, 2013 or (ii) the date as of which the Fund elects to be treated as a corporation for federal income tax purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

ASGI AURORA OPPORTUNITIES FUND, LLC

By:    /s/ Adam Taback
Name:  Adam Taback
Title:    President

ALTERNATIVE STRATEGIES GROUP, INC.

By:   /s/ Adam Taback
Name:   Adam Taback
Title:     President